THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Monday, December 16, 1996 at 9:00 A.M. for the following purposes:

               1. To elect two Directors;

               2. To transact  such other  business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on November 1, 1996 will be entitled to notice of and to vote at said meeting.

         By Order of the Board of Directors.

                                                          ELLIOT S. JAFFE

                                                          Chairman of the Board

November 15, 1996

===============================================================================

     NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend,please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 27, 1996.
===============================================================================

                              THE DRESS BARN, INC.

                                30 Dunnigan Drive
                             Suffern, New York 10901

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 16, 1996, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 15, 1996. Proxies will be voted in accordance with the directions specified therein. Any proxy on which no direction is specified will be voted FOR election of the nominees for Director named herein.

         The Company had outstanding 22,650,189 shares of common stock on November 1, 1996. Each share is entitled to one vote.

         The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. Any proxy may be revoked by the shareholder at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company)

 INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTOR AND INCUMBENT DIRECTORS

         The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three year term of office and each class of Directors as nearly equal in the number of Directors as possible. The current number of Directors on the Board is seven, including Mark S. Handler who was elected by the Board in September 1996 to fill a newly-created additional directorship for a term expiring at the 1997 Annual Meeting of Shareholders. Two Directors are to be elected at the 1996 Annual Meeting of Shareholders for three year terms expiring at the 1999 Annual Meeting of Shareholders. The Board has nominated Edward D. Solomon and Klaus Eppler, whose terms of office as Director expire at the 1996 Annual Meeting of Shareholders. Certain information with respect to the nominees for election as a Director and incumbent Directors is set forth below.

Nominees for Election as Director

         Name of Nominee and Age                                  Director Since
         Edward D. Solomon, 65.........................................1990
         Klaus Eppler, 66..............................................1993

     EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

     KLAUS EPPLER has, since 1965, been a partner in the law firm of Proskauer Rose Goetz & Mendelsohn LLP, General Counsel for the Company. He is also a director of Bed Bath & Beyond Inc. and of Inovision Corporation.

     It is intended that votes will be cast pursuant to proxies received for the election of Edward D. Solomon and Klaus Eppler for a term of three years and until their successors are duly elected and qualified.
Directors With Terms Expiring in 1997


         Name of Director and Age                              Director Since
         Roslyn S. Jaffe, 67.........................................1966
         Donald Jonas, 67............................................1989
         Mark S. Handler, 63.........................................1996

     ROSLYN S. JAFFE has been the Company's Secretary since 1966 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe.

     DONALD JONAS has been Chairman of the Board and a Director of Lechters, Inc., a retailer of houseware products, since 1987. Mr. Jonas is currently also the Chief Executive Officer of Lechters, Inc.

     MARK S. HANDLER was Co-Chairman and Co-Chief Executive Officer of R.H. Macy's, Inc. until 1993. Previously, he was President and Chief Operating Officer of R.H. Macy's, Inc. Mr. Handler is also a director of Pivot Sportswear. Directors With Terms Expiring in 1998

         Name of Director and Age                              Director Since
         Elliot S. Jaffe, 70.........................................1966
         Burt Steinberg, 51..........................................1983

     ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, has been Chief Executive Officer since 1966. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

     BURT STEINBERG, President and Chief Operating Officer of the Company since 1989, has been in charge of the Company's merchandising activities since 1982. Committees and Meetings of the Board of Directors

         The Company has a standing Audit and a Compensation and Stock Option Committee of the Board of Directors. Donald Jonas and Edward D. Solomon are currently the members of each of these Committees. The Company does not have a nominating committee. The responsibilities of the Audit Committee include reviewing with the Company's independent auditors the scope and results of the auditing engagements. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

         The Company's Board of Directors held three meetings, the Audit Committee held two meetings and the Compensation and Stock Option Committee held two meetings during the fiscal year ended July 27, 1996 ("fiscal 1996"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.

Compensation of Directors

         The Company pays its Directors, who were not also officers of the Company, a director's fee of $10,000 per year for services rendered as Director. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

                 INFORMATION REGARDING OTHER EXECUTIVE OFFICERS

     DAVID JAFFE, age 37, joined the Company in 1992 as Vice President of Business Development, was named Senior Vice President of the Company in 1995 and Executive Vice President in August 1996. Prior to joining the Company, Mr. Jaffe was a General Partner of Chemical Venture Partners. Mr. Jaffe is the son of Elliot S. and Roslyn S. Jaffe.

     ARMAND CORREIA, age 50, Senior Vice President and Chief Financial Officer, joined the Company in 1991.

     ERIC HAWN, age 46, Senior Vice President since 1989, joined the Company in 1986.

     All officers of the Company hold their offices at the pleasure of the Board of Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The table below sets forth information regarding ownership of the common stock of the Company as of November 1, 1996 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                    Number of
                                    Shares of
                                  Common Stock
                                   Beneficially           Percentage
Name of Shareholder:                   Owned               of Class

Directors and Executive Officers:

Elliot S. Jaffe (1).............................. 6,575,476               28.42%
Roslyn S. Jaffe (2)....................... .........685,124                2.96%
Burt Steinberg (3)..................................538,615                2.38%
Armand Correia (4)...................................61,066                *
David Jaffe (5)......................................31,000                *
Eric Hawn (6)........................................18,000                *
Edward D. Solomon.......................... ..........1,000                *
Klaus Eppler................................ ...........300                *
Mark S. Handler.........................................250                *
Donald Jonas............................................100                *
All Directors and Executive Officers as a group
 (consisting of 10 persons) (7)...................7,466,621               32.27%

* Represents less than 1% of class

Other Beneficial Owners:

Charles M. Royce (8)..............................2,200,600                9.51%
   Quest Advisory Corp.
   1414 Avenue of the Americas
   New York, NY 10019

(1) Includes 173,336 shares owned directly by Elliot S. Jaffe, 444,310 shares (1.92%) owned by The Jaffe Family Foundation, a New York not-for-profit corporation (the "Foundation"), 5,855,330 shares (25.30%) owned by the Jaffe Family Limited Partnership, a Connecticut limited partnership (the "Partnership") and 102,500 shares covered by options that are exercisable within 60 days of November 1, 1996. Elliot
         S. Jaffe and Roslyn S. Jaffe share voting and investment power with respect to the shares owned by the Foundation and under the rules of the Securities and Exchange Commission (the "SEC") are deemed to be the beneficial owners of such shares. Both Elliot S. Jaffe and Roslyn S. Jaffe disclaim beneficial ownership of the shares owned by the Foundation. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Partnership and under the rules of the SEC is deemed to be the beneficial owner of such shares. His business address is 30 Dunnigan Drive, Suffern, New York 10901.

(2) Includes 240,814 shares (1.04%) owned directly by Roslyn S. Jaffe and 444,310 shares (1.92%) owned by the Foundation. See Footnote (1) above.

(3) Includes 188,165 shares owned directly by Mr. Steinberg and 350,000 shares covered by options that are exercisable within 60 days of November 1, 1996.

(4) Includes 36,555 shares owned directly by Mr. Correia and 25,411 shares covered by options that are exercisable within 60 days of November 1, 1996.

(5) Includes 10,000 shares owned directly by Mr. Jaffe and 21,000 shares covered by options that are exercisable within 60 days of November 1, 1996.

(6) Includes 10,000 shares owned directly by Mr. Hawn and 8,000 shares covered by options that are exercisable within 60 days of November 1, 1996.

(7) Includes shares owned by the Partnership and the Foundation as well as 506,011 shares covered by options held by the executive officers that are exercisable within 60 days of November 1, 1996.

(8) Information regarding Mr. Charles M. Royce, Quest Advisory Corp. ("Quest") and Quest Management Corp. ("QMC") was obtained solely from a Schedule13G dated February 14, 1996, filed by Mr. Royce, Quest and QMC with the SEC, a copy of which was sent to the Company. Such Schedule 13G states that Quest has the sole power to vote and dispose of 2,106,900 shares, that QMC has the sole power to vote and dispose of 93,700 shares, that Mr. Royce may be deemed to be a controlling person of Quest and QMC and as such may be deemed to beneficially own the shares owned by Quest and QMC, and that Mr. Royce does not own any shares outside of Quest and QMC and disclaims beneficial ownership of the shares held by Quest and QMC.

         The Company believes that Elliot S. Jaffe is, and Roslyn S. Jaffe may be deemed to be, a "parent" of the Company within the meaning of the rules under the Securities Act of 1933, as amended, by virtue of their respective beneficial ownership of common stock and their positions with the Company.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding the compensation earned by the Chief Executive Officer and the four other highest-paid executive officers of the Company for services rendered in fiscal 1996, 1995 and 1994.

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                            All
                                                                  Stock    Other
Name and Principal            Annual Compensation                Options Compen-
Position                     Year Salary($) Bonus($) Other ($)      #)     ation
--------------------------------------------------------------------------------
                                     (1)       (2)                           (3)
Elliot S. Jaffe ............ 1996 521,000     51,666       --         --  $   --
  Chairman of the Board and  1995 421,000(4) 100,000       --       25,000 2,250
     Chief Executive Officer 1994 400,000    100,000       --       50,000   --

Burt Steinberg ............. 1996 350,000     36,750       --         --  15,878
   President and Chief ..... 1995 300,000       --         --         --   2,250
     Operating Officer ..... 1994 350,000       --      198,375(5) 200,000    --

David Jaffe ................ 1996 148,000(6)  15,417       --         --   8,525
   Executive Vice President  1995 139,092(4)    --         --        5,000 2,086

Eric Hawn .................. 1996 179,620     12,721     59,832(7)    --  10,616
   Senior Vice President ... 1995 179,620       --       59,375(7)   5,000 2,250
                             1994 169,620(4)    --       62,454(7)  10,000    --

Armand Correia ............. 1996 160,186     16,688     15,000(7)    --   8,507
   Senior Vice President and 1995 160,186(4)    --       15,000(7)  31,277 2,250
     Chief Financial Officer 1994 150,000       --       15,000(7)  20,000   --


     (1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.
     (2) Amounts in fiscal 1996 represent bonuses paid under the Company's Management Incentive Plan.
     (3) Amounts in fiscal 1996 consist of the Company's contribution under the Company's Executive Retirement Plan and associated insurance. Amounts in fiscal 1995 and fiscal 1994 consist of the Company's contribution to the Company's Profit Sharing Plan.
     (4)Salaries for all the Company's employees who do not reside in New York and who worked at the Company's former headquarters in Stamford, Connecticut were increased in the fiscal year they began work at the Company's new headquarters in Suffern, New York in an amount intended to compensate such employees for the marginal increase in their state taxes as a result of the Company's relocation to New York.
     (5) Represents fair market value of shares issued in stock grant in August 1993.
     (6) In August 1996, David Jaffe was named Executive Vice President and his salary increased to $225,000.
     (7) Represents Loan and Interest Forgiveness (see "Interest of Management and Others in Certain Transactions").

     Burt Steinberg and Armand Correia are employed by the Company pursuant to one-year employment agreements expiring August 1 and May 20, respectively, both of which contain automatic renewal provisions.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                            Shares
                           Acquired                      Number of Unexercised         Value of Unexercised
                              on          Value                 Options                    In the Money
                           Exercise     Realized           at July 27, 1996                 Options(1)
                                                     ----------------------------   ------------------
    Name                      (#)          ($)         Exercisable   Unexercisable   Exercisable    Unexercisable
------------              ----------   -----------     -----------   -------------   -----------    -------------

Elliot S. Jaffe..........    ---          ---             87,500        50,000        $393,125     $   10,000
Burt Steinberg...........      19,125     105,500        310,000        90,000          650,000             0
David Jaffe..............    ---          ---             17,500        15,000           26,750         9,500
Eric Hawn................      68,700      387,468         5,000        10,000              500         2,000
Armand Correia...........    ---          ---             14,255        79,577            3,128        12,511





(1) Represents the difference between the closing market price of the Company's common stock at July 26, 1996 ($9.25 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

Compensation Committee's Report on Executive Compensation

         In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive; and

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests and to encourage stock ownership by executive officers;

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.

         During the 1996 fiscal year the Company adopted a Management Incentive Plan. Under the plan, officers of the Company, from Assistant Vice Presidents up through and including the Chairman and Chief Executive Officer, are entitled to bonuses up to a prescribed percentage of their base salaries pursuant to a formula which involves the achievement of selected Company financial goals and individual goals related to the performance of the officer's business unit and the individual performance of the officer. Following the close of the fiscal year, the Company adopted a Management Incentive Plan for fiscal 1997, with certain changes in the formula.

         During the fiscal year, the Committee made changes in a number of executive benefits generally, including adoption of a broad-based contributory 401(k) plan and a contributory Executive Retirement Plan for officers of the Company from Assistant Vice Presidents up through and including the Chairman and Chief Executive Officer. Under these plans, eligible participants may elect to authorize a pre-tax payroll deduction or deferral of a percentage of their base salary resulting in a contribution to the plan by the Company. In addition, the Company bears the cost of administering the plans and, in the case of the Executive Retirement Plan, the cost of insurance policies insuring participants' tax deferrals and providing additional death benefits. During the fiscal year, the Committee granted no options to any of the executive offices named in the foregoing tables. Following the close of the fiscal year, the Committee adopted guidelines for certain executive merit increases, increased the base compensation of certain executive officers and granted options covering an aggregate of over 1,000,000 shares to a substantial group of officers and other executives, including all of the executive officers named in the foregoing tables.

         The Committee determined that Elliot S. Jaffe's base salary for fiscal 1997 should remain unchanged from fiscal 1996. The Committee anticipates that Mr. Jaffe's bonus for fiscal 1997 would be determined under the Management Incentive Plan.

                                     The Compensation and Stock Option Committee
                                     Mr. Donald Jonas
                                     Mr. Edward D. Solomon

Performance Graph

         The following graph illustrates, for the period from July 25, 1991 (the Base Year) through July 27, 1996, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite- 500 Stock Index and 3) an index of six (6) peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph, and not to use the S&P Specialty Apparel Retailers Index that it used in prior years, because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: - Catherines Stores, Cato, Charming Shoppes, Clothestime, Deb Shops and United Retail Group. This peer group index is subject to occasional change as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge. For comparison purposes, the S&P Specialty Apparel Retailers Index is also shown on this year's performance graph.

         The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                 For the period from July 25, 1991 through July
                                    27, 1996

                           INTEREST OF MANAGEMENT AND
                         OTHERS IN CERTAIN TRANSACTIONS

         The Company leases six of its store locations from Elliot S. Jaffe, Chief Executive Officer, or members of his family or related trusts. The following table describes the terms of these leases:

                                                                                              Minimum
                                                                                               Annual
                                                                                             Rent Per
Store                                                      Renewal           Square            Square
Location                        Expiration                 Options            Feet              Foot
--------                        ----------                 -------           ------            -----
Branford, CT...................June 30, 1997          Until June 2012         5,000            $12.20
Norwalk, CT DB/DBW............April 30, 2011           April 30, 2031        12,700            $11.22
Branford, CT DBW...............June 30, 1997          Until June 2012         4,100            $12.57
Mt. Kisco, NY.................. July 31,2006          Until July 2011         4,500             $8.33
Danbury, CT.....................June 30,2000          Until June 2015         8,000            $13.00
Wilton, CT......................July 31,1997                     None         7,100            $12.00


         Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas, having such generally high sales volumes. In July 1996, the Company terminated the Wilton, Connecticut lease, vacated the premises and paid Elliot S. Jaffe $35,837 for early termination of the lease. At the same time the Company expanded the area of the nearby Norwalk, Connecticut, lease from 5,200 to 12,700 square feet. The net effect of the Wilton termination and the Norwalk expansion is a $57,075 decrease in minimum annual rent and a potential increase in percentage rent. During fiscal 1996, the Company paid a total of $492,000 in rent, including the Wilton lease termination fee, under leases with the affiliated parties.

         As part of their respective compensation packages, the Company issued 49,380 shares of the Company's common stock in 1987 (with transfer and sale restrictions that have expired) and 42,555 shares of the Company's common stock in 1991 (with transfer and sale restrictions that also have expired), to Eric Hawn and Armand Correia, respectively. For a limited period from June 17, 1996, Mr. Correia has the right to sell back to the Company, at $11.75 per share, the 8,511 shares with respect to which the transfer and sale restrictions terminated June 17, 1996. The Company has also agreed to advance to such individuals amounts equal to the tax liabilities resulting from the release of the transfer and sale restrictions on these shares. The Company has advanced $267,109 to Mr. Hawn (of which no amounts are outstanding) and has to date advanced $147,000 to Mr. Correia (of which $117,000 currently remains outstanding) under these agreements. Mr. Correia is obligated to repay these advances. The Company has paid Mr. Hawn and Mr. Correia, and will continue to pay Mr. Correia bonuses on an annual basis in amounts equal to the interest and principal payments on the above-described advances; provided that, in the case of Mr. Correia, he is in the employ of the Company on the date of such bonus payments. During fiscal 1996, the Company paid Mr. Hawn and Mr. Correia bonuses of $59,832 and $15,000, respectively, covering principal and interest on the above advances through December 31, 1995.

                        RECEIPT OF SHAREHOLDER PROPOSALS

         Any proposals of shareholders that are intended to be presented at the Company's 1997 Annual Meeting of Shareholders, which is expected to be held in December 1997, must be received at the Company's principal executive offices no later than July 18, 1997, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.

                                  OTHER MATTERS

         Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

         Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

         Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

         It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. Such representative will be given the opportunity to address the meeting and will also be available to respond to questions.

     The Annual Report of the Company, including financial statements, for fiscal 1996 is included with this Proxy Statement.